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                                                                     EX-99.B16


              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS

                    VANGUARD FLORIDA INSURED TAX-FREE FUND

1. Average Annual Total Return (As of November 30, 1995)

     P (1 + T)(n) = ERV

   Where:   P = a hypothetical initial payment of $1,000

            T = average annual total return

            N = number of years

          ERV = ending redeemable value at the end of the period

   EXAMPLE:
   --------
   One Year
   --------

       P = 1,000

       T = +20.05%

       N = 1

     ERV = $1,200.52
      ---

   Five Years
   ----------

      P = 1,000

      T = +8.50%*

      N = *

    ERV = $1,303.12*

   * Since Inception September 1, 1992


2. YIELD (30 Days Ended December 31, 1995)

     Yield = 2 [(a-b
                ---- + 1)(6)- 1]
               c X d

   Where:  a = dividends and interest paid during the period

           b = expense dollars during the period (net of reimbursements)

           c = the average daily number of shares outstanding during the period

           d = the maximum offering price per share on the last day of the period

   Example a = $1,760,893.09

           b = $65,840.00

           c = 37,217,303.169

           d = $10.88

       Yield = 5.08%